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                                                     ITEM 14(a)3, EXHIBIT 10(u)



                         TESORO PETROLEUM CORPORATION

                BOARD OF DIRECTORS DEFERRED COMPENSATION PLAN



         WHEREAS, Tesoro Petroleum Corporation seeks to establish the Tesoro Petroleum Corporation Board of Directors Deferred Compensation Plan effective April 1, 1995, to provide certain members of the Board of Directors with a deferred compensation plan whereby a portion of their director's fees may be deferred by election prior to its being earned by the director;

         NOW, THEREFORE, Tesoro Petroleum Corporation adopts the Tesoro Petroleum Corporation Board of Directors Deferred Compensation Plan as follows:

                                  ARTICLE I

                                 DEFINITIONS

1.1 ACCOUNT. "Account" means a Participant's Account in the Deferred Compensation Ledger maintained by the Committee which reflects the benefits a Participant is entitled to under this Plan.

1.2 BENEFICIARY. "Beneficiary" means a person or entity designated by the Participant under the terms of this Plan to receive any amounts distributed under the Plan upon the death of the Participant.

1.3 BOARD OF DIRECTORS. "Board of Directors" means the Board of Directors of Tesoro Petroleum Corporation.

1.4 CHANGE OF CONTROL. For purposes of this Agreement, a "change of control" shall be deemed to have occurred if (i) there shall be consummated (A) any consolidation or merger of Corporation in which Corporation is not the continuing or surviving corporation or pursuant to which shares of Corporation's Common Stock would be converted into cash, securities or other property, other than a merger of Corporation where a majority of the Board of Directors of the surviving corporation are, and for a two-year period after the merger continue to be, persons who were directors of Corporation immediately prior to the merger or were elected as directors, or nominated for election as director, by a vote of at least two-thirds of the directors then still in office who were directors of Corporation immediately prior to the merger, or (B) any sale, lease, exchange or transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Corporation, or (ii) the shareholders of Corporation shall approve any plan or proposal for the liquidation or dissolution of Corporation, or (iii) (A) any "person" (as such term


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         is used in Sections 13(d) and 14(d)(2) of the Securities Act), other than Corporation or a subsidiary thereof or any employee benefit plan sponsored by Corporation or a subsidiary thereof, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Act) of securities of Corporation representing 20 percent or more of the combined voting power of Corporation's then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, and (B) at any time during a period of two years thereafter, individuals who immediately prior to the beginning of such period constituted the Board of Directors of Corporation shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination by the Board of Directors for election by Corporation's shareholders of each new director during such period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

1.5 CODE. "Code" means the Internal Revenue Code of 1986, as amended from time to time.

1.6 COMMITTEE. "Committee" means the persons who are from time to time serving as President, Secretary and Treasurer of Corporation. These persons shall constitute the members of the committee administering this Plan.

1.7      CORPORATION.  "Corporation" means Tesoro Petroleum Corporation.

1.8 DEFERRED COMPENSATION LEDGER. "Deferred Compensation Ledger" means the ledger maintained by the Committee for each Participant which reflects the amount of compensation deferred by the Participant under this Plan and the amount of interest credited to his Account.

1.9 DISABILITY. "Disability" means a physical or mental condition which, in the judgment of the Committee, totally and presumably permanently prevents the Participant from engaging in any substantial gainful employment. A determination that Disability exists shall be based upon competent medical evidence satisfactory to the Committee.

1.10 PARTICIPANT. "Participant" means a member of the Board of Directors of Corporation who is not otherwise employed by Corporation or a subsidiary of Corporation.

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                                                                         Page 3

1.11 PLAN. "Plan" means the Tesoro Petroleum Corporation Board of Directors Deferred Compensation Plan set forth in this document, as amended from time to time.

1.12 PLAN YEAR. "Plan Year" means the nine-month period beginning April 1, 1995, and ending December 31, 1995, and for all future years the calendar year.

1.13 RETIREMENT. "Retirement" means the retirement of a Participant from the Board of Directors of Corporation at or after age 65.

1.14 SECURITIES ACT. "Securities Act" means the Securities Exchange Act of 1934, as amended from time to time.

1.15 TRUST. "Trust" means the Tesoro Petroleum Corporation Board of Directors Deferred Compensation Trust created by separate agreement.



                                  ARTICLE II

                                 ELIGIBILITY

         All members of the Board of Directors who are not otherwise employed by Corporation or a subsidiary of Corporation will be eligible to participate in this Plan.

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                                                                          Page 4


                                  ARTICLE III

                                    DEFERRAL

3.1 DEFERRAL ELECTION. A new Participant may elect not later than 30 days following election to the Board what, if any, percentage of his director's fee earned during the ensuing Plan Year is to be deferred under this Plan. All other Participants may elect prior to the beginning of any Plan Year what, if any, percentage of his director's fee earned during the ensuing Plan Year is to be deferred under this Plan. Once an election has been made as to the percentage to be deferred it becomes irrevocable for that Plan Year. The election to participate in the Plan for a given Plan Year will be effective only upon receipt by the Committee of the Participant's percentage deferral election on such form and at such time as will be determined by the Committee from time to time. If the Committee fails to receive a Participant's election prior to the beginning of a Plan Year, that Participant will be deemed to have elected to defer his director's fees for that Plan Year on the same basis as his most recent election.

3.2 DEFERRAL AMOUNT. A Participant who elects to defer a percentage of his director's fees for the ensuing year may defer a minimum of 20 percent and a maximum of 100 percent, or any percentage amount between the minimum and the maximum in increments of 10 percent.



                                  ARTICLE IV

                                   ACCOUNT

4.1 ESTABLISHING A PARTICIPANT'S ACCOUNT. The Committee will establish an Account for each Participant in a special Deferred Compensation Ledger which will be maintained by Corporation. The Account will reflect the amount of Corporation's obligation to the Participant at any given time.

4.2 CREDIT OF THE PARTICIPANT'S DEFERRAL. The Committee will credit the amount of a Participant's deferral to the Participant's Account in the Deferred Compensation Ledger as it would have been paid during the Plan Year but for the deferral which was elected. Each Account shall be adjusted as of the end of each calendar year quarter (the "Valuation Date") for amounts deferred during such calendar year quarter plus interest as set forth in Section 4.3 on the Account balance as of the beginning of such quarter. In the event of a

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         Change of Control, interest will not be credited after the most recent
         Valuation Date preceding the Change of Control.

4.3 CREDITING OF INTEREST. Interest will be credited on a Participant's Account at the rate established by Section 4.4 compounded quarterly. A full quarter's interest shall be credited for any partial month at the end of the period for which it is calculated.

4.4 INTEREST RATE. Interest will be applied to each quarter's deferral at the prime rate published in The Wall Street Journal (Southwest Edition) on the last business day of such quarter plus two percentage points. Except as provided above, interest will continue to be credited until distribution is made in the case of a lump sum or until distribution has commenced in the case of an installment distribution when the rate calculated under Section 4.5 becomes applicable.

4.5 PROCEDURE TO CREDIT INTEREST AFTER DISTRIBUTION HAS BEGUN. For purposes of crediting interest to a Participant's Account once the Participant has qualified for and is receiving an installment distribution, the interest rate to be applied to the declining balance beginning immediately after the first installment is due will be that rate determined by taking a quarterly average of the rate calculated under Section 4.4 for the last calendar year prior to the month in which the first installment becomes due. This rate, once established, will be used until the distribution is complete, and interest will be compounded annually.



                                  ARTICLE V

                                   VESTING

         All deferrals of directors' fees will be 100 percent vested at all times. The applicable interest accumulated on those deferrals will be 100 percent vested.

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                                  ARTICLE VI

                                DISTRIBUTIONS

6.1 DEATH/BENEFICIARY DESIGNATION. Upon the death of a Participant, the Participant's Beneficiary or Beneficiaries will receive the balance then credited to the Participant's Account in the Deferred Compensation Ledger in one lump sum payment of principal and interest. The payment will be made within 90 days after the Participant's death.

         Each Participant, at the time of making his initial deferral election, must file with the Committee a designation of one or more Beneficiaries to whom distributions otherwise due the Participant will be made in the event of his death prior to the complete distribution of the amount credited to his Account in the Deferred Compensation Ledger. The designation will be effective upon receipt by the Committee of a properly executed form which the Committee has approved for that purpose. The Participant may from time to time revoke or change any designation of Beneficiary by filing another approved Beneficiary designation form with the Committee. If there is no valid designation of Beneficiary on file with the Committee at the time of the Participant's death, or if all of the Beneficiaries designated in the last Beneficiary designation have predeceased the Participant or otherwise ceased to exist, the Beneficiary will be the Participant's spouse, if the spouse survives the Participant, or otherwise the Participant's estate. A Beneficiary must survive the Participant by 60 days in order to be considered to be living on the date of the Participant's death. If any Beneficiary survives the Participant but dies or otherwise ceases to exist before receiving all amounts due the Beneficiary from the Participant's Account, the balance of the amount which would have been paid to that Beneficiary will, unless the Participant's designation provides otherwise, be distributed to the individual deceased Beneficiary's estate or to the Participant's estate in the case of a Beneficiary which is not an individual.

6.2 DISABILITY. Upon the disability of a Participant, the Participant will receive the entire amount credited to the Participant's Account in the Deferred Compensation Ledger in 10 equal annual installments of principal and interest. The first installment will be made on January 1 after the Participant becomes disabled and each succeeding installment will be made on the same day of each succeeding year thereafter. The Committee, in its sole discretion, may distribute such amount over such shorter period as it may determine including a lump sum.

6.3 RETIREMENT. Upon the Retirement of a Participant, the Participant will receive the entire amount credited to his Account in the Deferred Compensation

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                                                                          Page 7


         Ledger in 10 equal annual installments of principal and interest. The first installment will be made on January 1 after the Participant's Retirement and each succeeding installment will be made on the same day of each succeeding year thereafter. The Committee, in its sole discretion, may distribute such amount over such shorter period as it may determine including a lump sum.

6.4 REMOVAL OR RESIGNATION PRIOR TO DEATH, DISABILITY OR RETIREMENT. Upon a participant's removal or resignation from the Board of Directors prior to death, Disability or Retirement, the Participant will receive the amount credited to his Account in the Deferred Compensation Ledger in 10 equal annual installments of principal and interest. The first installment will be made on January 1 after the Participant's removal or resignation from the Board of Directors. The Committee, in its sole discretion, may distribute such amount over such shorter period as it may determine including a lump sum.

6.5 HARDSHIP WITHDRAWALS. Any Participant who is in pay status may request a hardship withdrawal. No hardship withdrawal can exceed the lesser of the amount credited to the Participant's Account or the amount reasonably needed to satisfy the emergency need. Whether a hardship exists and the amount reasonably needed to satisfy the emergency need will be determined by the Committee based upon the evidence presented by the Participant and the rules established in this section. If a hardship withdrawal is approved by the Committee it will be paid within 10 days of the Committee's determination. For purposes of this section, hardship shall mean any financial emergency or extreme hardship affecting the personal or family affairs of the Participant and having a significant financial effect. The Committee may find that financial emergency or extreme hardship exists in situations in which a distribution is necessary for purposes such as, but not limited to, the following: (i) for the purpose of enabling a Participant to meet financial requirements of an illness or disability of the Participant or a member of his family; (ii) for the purpose of purchasing a principal home or preserving a principal home in which the Participant lives or will live; (iii) for the purpose of providing for the education of a Participant's children; and (iv) for the purpose of defraying major legal expenses and liability assessments or judgments arising out of legal proceedings involving the Participant or a member of his family. The decision of the Committee regarding the existence or nonexistence of a hardship of a Participant shall be final and binding. The Committee shall have the authority to require a participant to provide such proof as it deems necessary to establish the existence and significant nature of the Participant's hardship.

6.6 RESPONSIBILITY FOR DISTRIBUTIONS AND WITHHOLDING OF TAXES. The Committee will furnish information to Corporation concerning the amount and form of distribution to any Participant entitled to a distribution so that Corporation may

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                                                                          Page 8


         make or cause the Trust to make the distribution required. The Committee will also calculate the deductions from the amount of the benefit paid under the Plan for any taxes required to be withheld by federal, state or local government and will cause them to be withheld.

6.7 CHANGE OF CONTROL. Notwithstanding the above, in the event of a Change of Control, all accounts shall be adjusted as provided in
         Article IV, and all Participant Accounts shall be distributed as a lump sum within 30 days after the date of the Change of Control.



                                 ARTICLE VII

                                ADMINISTRATION

7.1 COMMITTEE APPOINTMENT. The Committee will be comprised of the President, the Secretary and the Treasurer of Corporation.

7.2 COMMITTEE ORGANIZATION AND VOTING. The Committee will select from among its members a chairman who will preside at all of its meetings and will elect a secretary without regard to whether that person is a member of the Committee. The secretary will keep all records, documents and data pertaining to the Committee's supervision and administration of the Plan. A majority of the members of the Committee will constitute a quorum for the transaction of business and the vote of a majority of the members present at any meeting will decide any question brought before the meeting. In addition, the Committee may decide any question by vote, taken without a meeting, of a majority of its members. A member of the Committee who is also a participant will not vote or act on any matter relating solely to himself.

7.3 POWERS OF THE COMMITTEE. The Committee will have the exclusive responsibility for the general administration of the Plan according to the terms and provisions of the Plan and will have all powers necessary to accomplish those purposes, including but not by way of limitation the final authority, right and power:

         (a) To make rules and regulations for the administration of the Plan;

         (b) To construe all terms, provisions, conditions and limitations of the Plan;

         (c) To correct any defect, supply any omission or reconcile any inconsistency that may appear in the Plan in the manner and to the

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                                                                          Page 9



                 extent it deems expedient to carry the Plan into effect for the greatest benefit of all parties at interest;

         (d)     To designate the persons eligible to become Participants;

         (e) To determine all controversies relating to the administration of the Plan, including but not limited to:

                 (1) Differences of opinion arising between Corporation and a Participant except when the difference of opinion relates to the entitlement to, the amount of or the method or timing of payment of a benefit affected by a Change of Control; and

                 (2) Any question it deems advisable to determine in order to promote the uniform administration of the Plan for the benefit of all parties at interest; and

         (f) To delegate those clerical and recordation duties of the Committee, as it deems necessary or advisable for the proper and efficient administration of the Plan.

7.4 COMMITTEE DISCRETION. The Committee in exercising any power or authority granted under this Plan or in making any determination under this Plan shall perform, or refrain from performing, those acts using its sole discretion and judgment. Any decision made by the Committee or any refraining to act or any act taken by the Committee in good faith shall be final and binding on all parties. The Committee's decision shall never be subject to de novo review.

7.5 COMMITTEE DISCRETION ON CHANGE OF CONTROL. Notwithstanding the foregoing, the Committee's decisions, refraining to act or acting is to be subject to judicial review for those incidents occurring during the Plan Year in which a Change of Control occurs.

7.6 ANNUAL STATEMENTS. The Committee will cause each Participant to receive an annual statement as soon as administratively practicable after the conclusion of each Plan Year containing the amounts deferred through that Plan Year and the interest applicable to the deferred amounts.

7.7 REIMBURSEMENT OF EXPENSES. The Committee will serve without compensation for their services but will be reimbursed by Corporation for all expenses properly and actually incurred in the performance of their duties under the Plan.

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                                 ARTICLE VIII

                         AMENDMENT AND/OR TERMINATION

8.1 AMENDMENT OR TERMINATION OF THE PLAN. The members of the Board of Directors who are not eligible to participate may amend or terminate this Plan at any time by an instrument in writing.

8.2 NO RETROACTIVE EFFECT ON ACCOUNT. No amendment will affect the rights of any participant to the amounts then standing to his credit in his Account in the Deferred Compensation Ledger, to change the method of calculating the rate of interest already accrued or to accrue in the future on amounts deferred by him prior to the date of the amendment or to change a participant's right under any provision relating to a Change of Control after a Change of Control has occurred without the Participant's consent. However, the members of the Board of Directors who are not eligible to participate shall retain the right at any time to change in any manner the method of calculating the rate of interest on all amounts deferred by a Participant after the date of the amendment if it has been announced to the Participants.

8.3      EFFECT OF TERMINATION.  If the Plan is terminated, all amounts deferred by participants and credited to a participant's Account remain vested under Article V, and interest will be applied to the Account in accordance with Section 4.4 as if the Participant were entitled to and did retire on the date the Plan terminated.
         Distribution would commence in accordance with Section 6.3 as soon as conveniently practicable, and interest during the distribution period would be calculated and credited in accordance with Section 4.5. In the event of a Change of Control following Plan termination, all Accounts shall be distributed as provided in Section 6.7.
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                                                                         Page 11

                                  ARTICLE IX

                                   FUNDING

9.1 PAYMENTS UNDER THIS AGREEMENT ARE THE OBLIGATION OF CORPORATION. Corporation will pay the benefits due the Participants under this Plan; however should it fail to do so when a benefit is due, the benefit will be paid by the trustee of the Trust entered into contemporaneously with this agreement, by and between Corporation and Frost National Bank. In any event, if the Trust fails to pay for any reason, Corporation remains liable for the payment of all benefits provided by this Plan.

9.2 AGREEMENT MAY BE FUNDED THROUGH RABBI TRUST. It is specifically recognized by both Corporation and the Participants that Corporation may, but is not required to, contribute any amount it finds desirable to a so- called "Rabbi Trust," established to accumulate assets sufficient to fund the obligations of Corporation under this Plan. However, under all circumstances, the rights of the Participants to the assets held in the Trust will be no greater than the rights expressed in this agreement. Nothing contained in any trust agreement which creates any funding trust or trusts will constitute a guarantee by Corporation that assets of Corporation transferred to that trust or those trusts will be sufficient to pay any benefits under this Plan or would place the participant in a secured position ahead of general creditors should Corporation become insolvent or bankrupt. Any trust agreement prepared to fund Corporation's obligations under this agreement must specifically set out these principles so it is clear in that trust agreement that the Participants in this Plan are only unsecured general creditors of Corporation in relation to their benefits under this Plan.

9.3 REVERSION OF EXCESS ASSETS. Corporation may at any time request the actuary, who last performed the annual actuarial valuation of the Corporation Retirement Plan, to determine the present value of the accrued benefit, as of the month end coincident with or next following the request, of all Participants and Beneficiaries of deceased Participants for which Corporation is or will be obligated to make payments under this Plan. If the fair market value of the assets held in the Trust, as determined by the trustee as of that same date, exceeds the total of the accrued benefits of all Participants and Beneficiaries by 25 percent, Corporation may direct the trustee to return to it all of the excess funds.

9.4 PARTICIPANTS MUST RELY ONLY ON GENERAL CREDIT OF CORPORATION. It is also specifically recognized by both Corporation and the participants that this Plan is only a general corporate commitment and that each participant must rely

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         upon the general credit of Corporation for the fulfillment of its obligations hereunder. Under all circumstances the rights of Participants to any asset held by Corporation will be no greater than the rights expressed in this agreement. Nothing contained in this agreement will constitute a guarantee by Corporation that the assets of Corporation will be sufficient to pay any benefits under this Plan or would place the Participant in a secured position ahead of general creditors of Corporation. Though Corporation has established and may fund a Rabbi Trust, as indicated in Section 9.2, to accumulate assets to fulfill its obligations, the Plan and any such trust will not create any lien, claim, encumbrance, right, title or other interest of any kind whatsoever in any participant in any asset held by Corporation, contributed to any such trust or otherwise designated to be used for payment of any of its obligations created in this agreement. No specific assets of Corporation have been or will be set aside, or will in any way be transferred to any trust or will be pledged in any way for the performance of Corporation's obligations under this Plan which would remove such assets from being subject to the general creditors of Corporation.



                                  ARTICLE X

                            MEDIATION--ARBITRATION

         The Participants and Corporation will attempt in good faith to resolve any controversy or claim arising out of or relating to this agreement by mediation in accordance with the Center for Public Resources Model Procedure for Mediation of Business Disputes.

         If the matter has not been resolved pursuant to the aforesaid mediation procedure within 60 days of the commencement of such procedure (which period may be extended by mutual agreement), or if either party will not participate in a mediation, the controversy shall be settled by arbitration in accordance with the Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes, by a sole arbitrator. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Section 1-16, and judgment upon the award rendered by the Arbitrator(s) may be entered by any court having jurisdiction thereof. The place of arbitration shall be San Antonio, Texas. The arbitrator(s) are not empowered to award damages in excess of actual damages, including punitive damages.

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                                  ARTICLE XI

                                MISCELLANEOUS

11.1     LIMITATION OF RIGHTS.  Nothing in this Plan will be construed:

         (a) To give any member of the Board of Directors any right to be designated a Participant in the Plan;

         (b) To give a Participant any right with respect to the fee or compensation deferred or the interest credited in the Deferred Compensation Ledger, except in accordance with the terms of this Plan;

         (c) To limit in any way the right of Corporation to remove a Participant from the Board of Directors at any time;

         (d) To evidence any agreement or understanding, expressed or implied, that Corporation will retain a participant as a member of the Board of Directors for any particular remuneration; or

         (e) To give a participant or any other person claiming through him any interest or right under this Plan other than that of any unsecured general creditor of Corporation.

11.2 DISTRIBUTIONS TO INCOMPETENTS OR MINORS. Should a Participant become incompetent or should a Participant designate a Beneficiary who is a minor or incompetent, the Committee is authorized to pay the funds due to the parent of the minor or to the guardian of the minor or incompetent or directly to the minor or to apply those funds for the benefit of the minor or incompetent in any manner the Committee determines in its sole discretion.

11.3 NONALIENATION OF BENEFITS. No right or benefit provided in this Plan will be transferable by the Participant except, upon his death, to a named Beneficiary as provided in this Plan. No right or benefit under this Plan will be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge the same will be void. No right or benefit under this Plan will in any manner be liable for or subject to any debts, contracts, liabilities or torts of the person entitled to such benefits. If any Participant or any Beneficiary becomes bankrupt or attempts to anticipate, alienate, sell, assign, pledge, encumber or charge any right or benefit under this Plan, that right or benefit will, in the discretion of the Committee, cease. In that event, the Committee may have Corporation hold or apply the right or benefit or any part of it to the benefit of the Participant or Beneficiary, his or her spouse, children or other dependents or any of them in any manner and in any proportion the Committee believes to be proper in its sole and absolute discretion, but is not required to do so.

11.4 RELIANCE UPON INFORMATION. The Committee will not be liable for any decision or action taken in good faith in connection with the administration of this Plan. Without limiting the generality of the foregoing, any decision or action taken by the Committee when it relies upon information supplied it by any officer of Corporation, Corporation's legal counsel, Corporation's independent accountants or other advisors in connection with the administration of this Plan will be deemed to have been taken in good faith.

11.5 SEVERABILITY. If any term, provision, covenant or condition of the Plan is held to be invalid, void or otherwise unenforceable, the rest of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated.

11.6 NOTICE. Any notice or filing required or permitted to be given to the Committee or a Participant will be sufficient if in writing and hand delivered or sent by U.S. mail to the principal office of Corporation or to the last known residential mailing address of the Participant. Notice will be deemed to be given as of the date of hand delivery or if delivery is by mail, as of the date shown on the postmark.

11.7 GENDER AND NUMBER. Words used in this Plan of one gender are to be construed as though they were also used in another gender in all cases where they would so apply and likewise words in the singular or plural are to be construed as though they also included the other in all cases where they would so apply.

11.8 GOVERNING LAW. The Plan will be construed, administered and governed in all respects by the laws of the state of Texas.

11.9     EFFECTIVE DATE.  This Plan will be operative and effective on April 1,
         1995.
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                                                                         Page 15

         IN WITNESS WHEREOF, Corporation has executed this document on this 23rd day of February 1995.

                                         TESORO PETROLEUM CORPORATION



                                         By  /s/ WILLIAM T. VAN KLEEF
                                             ___________________________________
                                                 William T. Van Kleef
                                               Vice President, Treasurer